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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                             ANNIE'S HOMEGROWN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
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________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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          1)   Amount Previously Paid:
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SEC 1913 (3-99)
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

                             ANNIE'S HOMEGROWN, INC.
                                 395 MAIN STREET
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 224-1172
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 29, 2002

         Notice is hereby given that the Annual Meeting of Stockholders of Annie's Homegrown, Inc., a Delaware corporation ("Annie's" or the "Company"), will be held on March 29, 2002, at 10:00 a.m. (Boston Time), at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts 02109. Stockholders of Annie's will be asked to vote on three proposals.

         PROPOSAL 1:  A proposal to elect John Foraker, Ann E. Withey, Paul B.
                      Nardone, Ronald L. Cheney, Ellen Ambrose and E. Michael Moone to serve as the Board of Directors of Annie's, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

         PROPOSAL 2:  A proposal to approve the appointment of KPMG LLP as the
                      Company's independent public accountants for the fiscal year ending March 31, 2002.

         PROPOSAL 3:  A proposal to amend the Company's Certificate of
                      Incorporation, as amended, to reflect a 1 for 2,000 reverse stock split of the Company's Common Stock, par value $0.001, and the issuance of scrip in lieu of fractional shares to holders who, as a result of that stock split, will hold less than one share of the Company's Common Stock.

Stockholders will also be asked to consider and act upon any other business that may properly come before the Annual Meeting. No proposal to postpone or adjourn the meeting to solicit additional proxies will be entertained at the Annual Meeting.

         Reference is hereby made to the accompanying Proxy Statement for more complete information concerning the matters to be acted upon at the Annual Meeting.

         Only holders of record of the Company's Series A Convertible Preferred Stock, $2.00 par value per share, and Common Stock, $0.001 par value per share, at the close of business on January 30, 2002 will be entitled to attend and to vote at the Annual Meeting.

         Stockholders are requested to complete, sign, date, and return the enclosed proxy card in the enclosed envelope. Alternatively, stockholders may grant a proxy by following the telephone or Internet instructions set forth on the face of the proxy card.

                                             By Order of the Board of Directors


                                             John Foraker, Chairman of the Board

Wakefield, Massachusetts
March 8, 2002

                             ANNIE'S HOMEGROWN, INC.
                                 395 MAIN STREET
                         WAKEFIELD, MASSACHUSETTS 01880
                                 (781) 224-1172
                        ---------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 29, 2002

         Proxies in the form enclosed with this Proxy Statement are being solicited by the Board of Directors of Annie's Homegrown, Inc., a Delaware corporation ("Annie's"), for use at the Annual Meeting of Stockholders of Annie's to be held at 10:00 a.m. (Boston Time) on March 29, 2002, at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts 02109 (the "Meeting"). This Proxy Statement is dated March 8, 2002. At the Meeting, the stockholders will consider and vote upon three proposals. These proposals are:

         PROPOSAL 1:  A proposal to elect John Foraker, Ann E. Withey, Paul B.
                      Nardone, Ronald L. Cheney, Ellen Ambrose and E. Michael Moone to serve as the Board of Directors of Annie's, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

         PROPOSAL 2:  A proposal to approve the appointment of KPMG LLP as
                      Annie's independent public accountants for the fiscal year ending March 31, 2002.

         PROPOSAL 3:  A proposal to amend the Company's Certificate of
                      Incorporation, as amended, to effect a 1 for 2,000 reverse stock split of the Company's Common Stock, par value $0.001, and the issuance of scrip in lieu of fractional shares to holders who, as a result of that split, will hold less than one share of the Company's Common Stock.

Stockholders will also be asked to consider and act upon any other business that may properly come before the Meeting. No proposal to postpone or adjourn the meeting to solicit additional proxies will be entertained at the Meeting. Annie's Board of Directors knows of no other matters that are expected to come before the Meeting.

         Only holders of record as of the close of business on January 30, 2002 (the "Record Date"), of the Company's Common Stock, $0.001 par value per share (the "Common Stock") and Series A Convertible Preferred Stock, $2.00 par value per share (the "Preferred Stock"), will be entitled to notice of, and to vote at, the Meeting. As of the date of this Proxy Statement, 4,709,768 shares of Common Stock and 1,000,000 shares of Preferred Stock were issued and outstanding. Holders of Common Stock and Preferred Stock are entitled to one vote per share held by them, and holders of Common Stock and Preferred Stock generally vote together as a class on all matters. However, with respect to approval of Proposal 3 (a proposal to cause a reverse split of the Common Stock and the issuance of scrip in lieu of fractional shares to holders who, as a result of the split, will hold less than one share of Annie's Common Stock), approval of both a majority of the Company's Common Stock and a majority of the Company's Preferred Stock will be required.

         Homegrown Natural Foods, Inc., a California corporation that owns all of the Company's Preferred Stock and has the right to vote 63.23% of the voting securities of the Company, has indicated that it will vote the shares of Preferred Stock and Common Stock for which it has voting authority in favor of each of the proposals set forth in this Proxy Statement. Therefore, we anticipate that each of these proposals will be approved, regardless of the vote of the Company's other stockholders.

         Stockholders may vote in person or by proxy. Granting a proxy does not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke his or her proxy by (I) filing a later-dated proxy or a written notice of revocation with the Company's Secretary at the address set forth above at any time before the original proxy is exercised, or (II) voting in person at the Meeting.

         The persons named as attorneys in the proxy are Mr. John Foraker and Mr. Paul Nardone. Mr. Foraker is the Chairman of the Company's Board of Directors and is the Chief Executive Officer of Homegrown Natural Foods. Mr. Nardone is the President and Chief Executive Officer of Annie's and is also a member of the Company's Board of Directors.

         Employees of Annie's will respond to inquiries from the public with respect to this proxy solicitation.

         An Annual Report to the Stockholders on Form 10-KSB, as amended, containing financial statements for the fiscal years ended March 31, 2000 and 2001, has been furnished to all stockholders entitled to vote. Certain matters, which are identified below, set forth in the Form 10-KSB, have been incorporated by reference into this Proxy Statement. This Proxy Statement and the form of proxy will be first mailed to stockholders on or about February 1, 2002.

VOTING PROCEDURES.

         Mr. Foraker and/or Mr. Nardone will vote all shares represented by properly executed proxies returned in time to be counted at the Meeting. The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock and Preferred Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. As Mr. Foraker has the authority to vote the Company's securities held by Homegrown Natural Foods or for which Homegrown Natural Foods has voting authority, the presence of Mr. Foraker at the Meeting will constitute a quorum at the Meeting.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting as specified by such proxies. Where a vote has been specified in a proxy with respect to the matters identified in the Notice of the Annual Meeting, including the election of directors, the shares represented by the proxy will be voted in accordance with those voting specifications. Shares represented by proxy will be voted in favor of each proposal identified on the Notice of the Annual Meeting if no voting instructions are indicated. If any other matter should be presented at the Meeting upon which a vote may properly be taken, Mr. Foraker and/or Mr. Nardone will vote shares represented by all proxies received by the Board of Directors in accordance with their judgment.

         Votes at the Meeting will be tabulated by one or more independent inspectors of elections appointed by the Company's Board of Directors.

         Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. The six nominees receiving the highest number of affirmative votes of the shares present or represented at the Meeting and voting on the election of directors will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee and shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee's achievement of a plurality.

         For all other matters being submitted to stockholders at the Meeting, the affirmative vote of the majority of shares present (in person or represented by proxy) and voting on that matter is required for approval. Shares voted to abstain, since they are not affirmative votes for a matter, will have the same effect as votes against that matter.

         Because Homegrown Natural Foods has indicated that it intends to vote in favor of each of the proposals, and since Homegrown Natural Foods holds all of the Company's Preferred Stock and controls the vote of a majority of the Company's Common Stock, each of these proposals is expected to be approved regardless of the vote of Annie's other stockholders.

                              ELECTION OF DIRECTORS
                                 (PROXY ITEM 1)

         The Company By-laws provide that its Board of Directors will consist of not fewer than three nor more than ten members. The Board of Directors has fixed the number of directors for Annie's for the upcoming year at six. All of the nominees of the Board of Directors are incumbents; C. Richard Lemon, a current director, has declined to stand for re-election. The Board of Directors may appoint directors to fill vacancies in the event that one or more directors leave the Board of Directors.

         A plurality of the votes cast by the holders of Common Stock present or represented by proxy and entitled to vote at the Meeting is required for the election of a nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named or for persons other than the named nominees.

         The Company's Board of Directors has nominated the following persons for election as directors of Annie's at the Meeting. The nominees and the year they first joined the Board of Directors are:

     NOMINEE          AGE     YEAR FIRST JOINED BOARD            CURRENT POSITION(S)
     -------          ---     -----------------------            -------------------
JOHN FORAKER           38              1999                      Chairman of the Board
ANN E. WITHEY          38              1989              Inspirational President and Director
PAUL B. NARDONE        34              1999             President, Chief Executive Officer and
                                                                       Director
RONALD L. CHENEY       65              1998                            Director
ELLEN AMBROSE          46              1999                            Director
E. MICHAEL MOONE       61              1999                            Director

         JOHN FORAKER, 38, founded Homegrown Holdings Corp., now known as Homegrown Natural Foods, Inc., in 1999 as an investment vehicle for the natural food industry, and subsequently negotiated its first investment in Annie's. Mr. Foraker is currently the Chairman of the Company's Board of Directors. Mr. Foraker has served as President & CEO of Napa Valley Kitchens, marketer of CONSORZIO(R)brand specialty food products, since 1995. In 1997, Mr. Foraker founded Clio Groves, the leading domestic producer and marketer of California olive oil products. From 1987 through 1991, Mr. Foraker was Vice President for Bank of America NT & SA, in Santa Rosa, California, where he was responsible for a significant portion of that Bank's wine industry portfolio. Mr. Foraker is on the board of Spottswoods Winery and Clio Groves. Mr. Foraker holds a B.S. in Agricultural Economics from the University of California at Davis and an M.B.A. from the University of California at Berkley.

         ANN E. WITHEY, 38, co-founded Annie's in 1989 and is currently a director and has served as the Company's Inspirational President since 1995. Ms. Withey's title as Inspirational President is meant to recognize her role in the founding of the Company, and to distinguish her title from the statutory office of President currently held by Mr. Nardone. Ms. Withey's position is not purely ceremonial in nature. As Inspirational President, Ms. Withey's responsibilities are to lead the consumer relations, quality control and new product development functions of the Company, to maintain the social integrity of the Company including adherence to our mission statement as well as consumer correspondence and relations. Ms. Withey has also served as a director of Annie's since 1989. For the fiscal year ended March 31, 2001, Ms. Withey elected to reduce her salary from $84,000 to $30,000 without reducing her role with us. Ms. Withey was a co-founder of Smartfood, Inc. and creator of the original recipe for Smartfood(R) popcorn. Smartfood, Inc. was sold to Frito-Lay, Inc. in 1989. Ms. Withey and her husband currently own and operate a small organic produce farm in Connecticut. Ms. Withey actively supports a variety of programs that benefit women, children, education and the environment. Ms. Withey holds a B.A. degree from the University of Connecticut.

         PAUL B. NARDONE, 34, is currently the Company's President and Chief Executive Officer, a position he has held since December 1999. From November 1998 to December 1999, Mr. Nardone served as President and Chief Operating Officer, and from November 1993 to November 1998, he served as Vice President of Sales. In July 1999, Mr. Nardone was elected to Annie's Board of Directors. Mr. Nardone is responsible for managing the Company's strategic plan. In 1988, Mr. Nardone founded the Olde Boston(R)brand. In 1990, Mr. Nardone founded New England Snacks, Inc., a regional snack food distributorship. In March 1992, New England Snacks, Inc. was sold to Alternative Distributors where Mr. Nardone served as Vice President of Sales until joining Annie's in 1993. Mr. Nardone holds a B.A. degree in Political Science from Tufts University.

         RONALD L. CHENEY, 65, has been a director of Annie's since 1998. He retired from the practice of law in 1996. From 1992 to 1996, Mr. Cheney served as an officer and director of Interill Investment Corporation, an unregistered investment fund, and as general partner of Intertill Associates, LP, a limited partnership that invested in unregistered investment companies. Prior to his retirement, Mr. Cheney worked for the last ten years as a sole practitioner in the area of securities law. Mr. Cheney has been a panelist at discussions on securities litigation, lectured in law school and published articles on securities law. Mr. Cheney holds a B.A. degree from Yale University and an LL.B. from Harvard Law School.

         ELLEN AMBROSE, 47, is a principal and consultant for Brand Insights, a marketing consulting company for the packaged foods industry, a position she has held since 1996. Ms. Ambrose is also a director of Homegrown Natural Foods. From 1990 to 1996, Ms. Ambrose was Vice President & General Manager for Nestle Beverage Company, with responsibility for the ready-to-drink coffee, ground coffee, and powdered beverages divisions. Before joining Nestle, Ms. Ambrose was a principal in Marketing Corporation of America, a strategic marketing consulting firm handling clients such as Frito-Lay, Kraft, General Foods, and Pepperidge Farms. She also served as a director for Beatrice/Hunt Wesson's Fisher nuts division, and as Group Marketing Manager for the Orville Redenbacher division. Ms. Ambrose holds a B.S. in Food Science from the University of California at Davis.

         E. MICHAEL MOONE, 61, has been Chairman of Napa Valley Kitchens in Napa, California, Chairman of Luna Vineyards in Napa, California and a managing partner of Silverado Equity Partners, LP since 1995. From 1990 to 1992, Mr. Moone served as President and CEO of Stouffer Foods Corporation, where he also served as President of Nestle Frozen Food Company. From 1984 to 1990, Mr. Moone served as President of Wine World Estates, a producer and importer of premium wines. In 1995, Silverado Partners, led by Mr. Moone, completed the purchase of Nestle's wine holdings, which was taken public in 1997 under the name Beringer Wine Estates. Mr. Moone is currently a director of Ruiz Foods. Mr. Moone holds a B.S. from the University of California at Los Angeles.

         OLDE BOSTON(R) is a registered trademark of Olde Boston Snacks, Inc. SMARTFOOD(R) is a registered trademark of Smartfood, Inc. CONSORZIO(R) is a registered trademark of Napa Valley Kitchens.

                          BOARD AND COMMITTEE MEETINGS

         The Board of Directors met five times during the fiscal year ended March 31, 2001. Each of the directors attended at least 75% of the aggregate of each of (I) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (II) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the period in which he or she served).

         The Executive Committee was created on July 1, 1999. It is charged with assisting the Company's management with the formulation and implementation of various cost reduction, employee incentive and other management programs and initiatives and other duties as assigned from time to time by the Board of Directors. It met once during the fiscal year ended March 31, 2001. Currently, the members of the Executive Committee are Ann E. Withey, Ronald L. Cheney, Paul Nardone and John Foraker.

         Annie's does not have a standing Audit or Compensation Committee, as those committees were disbanded on or after December 2, 1999.

      COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

The Board of Directors has the authority to fix the compensation of the directors. The directors may be paid their expenses and a fixed sum for their attendance at each meeting of the Board or a stated salary as a director, and each may be reimbursed for his or her expenses. Annie's pays no compensation for its directors who are also employees of Annie's. Options to purchase the Company's Common Stock were granted to the Company's non-employee directors for their services for fiscal year 2000 pursuant to the 1999 Non-employee Director's Stock Option Plan.

The following table sets forth, for the fiscal years ended March 31, 2001, 2000,and 1999, a summary of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (the "Named Executive Officers") at March 31, 2001.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION     YEAR     SALARY(1)    BONUS(2)    SECURITIES    ALL OTHER
                                         ($)          ($)         UNDERLYING    COMPENSATION
                                                                  OPTIONS(#)

PAUL NARDONE (3)(6)             2001     $126,000     $21,323        ----          ----(7)
President and Chief Executive   2000      104,000      44,044        ----          ----(7)
Officer                         1999      109,000      33,852        ----           ----

ANN E. WITHEY                   2001      $30,000      $ ----        ----        $36,041(5)
Inspirational President         2000      $84,000        ----        ----           ----
                                1999       94,500        ----        ----         13,528(5)

NEIL RAIFF (8)                  2001     $108,000     $18,277        ----           ----
Chief Financial Officer         2000       84,000     $25,962        ----           ----
Secretary and Treasurer         1999      100,500        ----        ----           ----

ANDREW M. MARTIN (3)            2001     $   ----       $----        ----          $----
                                2000       72,000        ----        ----           ----
                                1999      121,500        ----        ----         35,949(4)

---------

(1) Amounts shown do not include the cost to the Company of personal benefits, the value of which did not exceed 10% of the aggregate salary and bonus compensation for each Named Executive Officer.

(2) Bonus were earned pursuant to a bonus plan adopted by the Board of Directors, which required us to achieve certain financial targets for the years ended March 31, 2000 and 2001.

(3) Mr. Martin served as Chief Executive Officer until July 1999. The Board of Directors appointed Mr. Nardone our Chief Executive Officer on December 2, 1999.

(4) Other compensation to Mr. Martin includes imputed interest on indebtedness to the Company, the personal portion of rent and telephone expenses paid by the Company on Mr. Martin's behalf and the forgiveness of the Stock Option Loan from October 1997. See "Certain Relationships and Related Transactions."

(5) Other compensation to Ms. Withey includes the forgiveness of the Stock Option Loan from October 1997. For 2000, Ms. Withey waived the forgiveness on the Stock Option Loan from October 1997 and December 1998.

(6) Pursuant to an Employment Agreement between Mr. Nardone and us dated November 26, 1996, Mr. Nardone receives a quarterly cash bonus and a fixed number of stock options based on the amount by which our actual performance exceeds budget during the preceding quarter. Mr. Nardone earned, and was owed, stock options to purchase 37,500 shares of Common Stock. On July 7, 1999, the Compensation Committee authorized the issuance of an incentive stock option to Mr. Nardone to purchase 237,500 shares of our Common Stock under our 1999 Omnibus Stock Option Plan, with accelerated vesting based upon the achievement of certain performance incentives. On August 26, 1999, the Compensation Committee authorized the issuance of a non-qualified stock option to Mr. Nardone to purchase 107,366 shares of our Common Stock under our 1996 Stock Plan, at an exercise price of $0.01 per share, in exchange for the following changes to Mr. Nardone's Employment Agreement: (i) surrender of his entitlement to a change of control bonus of 2%; (ii) surrender of his entitlement to incentive stock options to purchase 37,500 shares of Common Stock mentioned above; (iii) reduction of his base salary from $120,000 to $96,000, (iv) surrender of his entitlement to certain cash bonuses based on performance in exchange for his participation in our Bonus Pool Program and (v) extension of the term of his Employment Agreement to March 31, 2000. Mr. Nardone's contract was extended through March 31, 2001.

(7) In December 1999, Mr. Nardone received 12,500 shares of common stock of Homegrown Natural Foods, Inc. (less than 1% of the outstanding common shares of Homegrown Natural Foods), which he returned to Homegrown Natural Foods on June 29, 2001.

(8) On July 7, 1999, the Compensation Committee authorized the issuance of an incentive stock option to Mr. Raiff to purchase 118,750 shares of our Common Stock under our 1999 Omnibus Stock Option Plan, with accelerated vesting based upon the achievement of certain performance incentives. On August 26, 1999, the Compensation Committee authorized the issuance of a ten-year non-qualified stock option to Mr. Raiff to purchase 47,368 shares of our Common Stock under our 1996 Stock Plan, with an exercise price of $0.01 per share, in exchange for the surrender of his entitlement to a change of control bonus of 1% granted to him in our Change of Control and Severance Agreement dated December 21, 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of our Common Stock as of December 31, 2001 for (i) each stockholder known by us to own beneficially 5% or more of the outstanding shares of its Common Stock; (ii) each director; and (iii) all directors and executive officers as a group. We believe that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                                                     PERCENT OF
                              PRE-SPLIT AMOUNT    PERCENT OF PRE-SPLIT   POST-SPLIT AMOUNT OF     POST-SPLIT COMMON
                                OF BENEFICIAL    COMMON STOCK ON AN AS   BENEFICIAL OWNERSHIP       STOCK ON AN AS
NAME AND ADDRESS (1)           OWNERSHIP(2)(3)     CONVERTED BASIS(4)            (5)              CONVERTED BASIS(5)

Homegrown Natural Foods,          3,577,691              63.23%                1788.85                 66.40%
Inc. (6)
580 Gateway Drive
Napa, CA 94558

John Foraker (7)                  3,577,691              63.23%                1788.85                 66.40%
c/o Homegrown Natural
Foods, Inc.
580 Gateway Drive
Napa, CA 94558

Ann E. Withey (8)                   788,542              13.94%                 394.27                 14.64%
c/o Annie's Homegrown Inc.
395 Main Street
Wakefield, MA 01880

Paul Nardone (9)                    101,919               1.77%                  50.96                   1.86

Neil Raiff (10)                      80,645                1.42                  40.32                  1.49%

Ronald L. Cheney (11)               100,104               1.76%                  50.05                  1.85%

Ellen Ambrose (12)                   17,500                   *                   8.75                      *

E. Michael Moone (13)                     0                   *                      0                      *

C. Richard Lemon (14)                     0                   *                      0                      *
                                 ----------             -------              ---------              ---------
All directors and executive       4,666,401              80.07%                2333.20                 83.96%
officers as a group (8
persons)(15)
-------------------------------------

*    Less than 1% of total voting securities

(1)      Addresses are provided only for 5% beneficial owners.

(2) Except as otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares as owned, based on information provided to us by the persons or entities named in the table.

(3) Shares of Common Stock subject to options exercisable within 60 days of December 31, 2001 are deemed outstanding for computing the percentage of the person or group holding such securities.

(4) Percentage of beneficial ownership is calculated on the basis of the amount of outstanding securities (Common and Preferred Stock) at December 31, 2001 (5,657,808) plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to stock options or other rights.

(5) Assumes the effectiveness of the 1 for 2,000 reverse stock split, which is presented as Proposal 3 in the Company's Proxy Statement for its February 28, 2002 Annual Meeting. Pursuant to the Proposal, 270,000 shares of Common Stock will be retired and 270,000 units of scrip will be issued. Percentage of beneficial ownership is calculated on an as adjusted, pro forma basis, showing the amount of outstanding securities (Common and Preferred Stock) on December 31, 2001, less shares that will be retired in conjunction with the reverse stock split (leaving 2,703.904 deemed outstanding).

(6) Includes all stock subject to Irrevocable Proxies that Mr. Andrew Martin (1,411,109 shares) and Ms. Ann Withey (617,418 shares) granted to Homegrown Holdings Corp., now known as Homegrown Natural Foods, Inc., in conjunction with the Stock Collar Agreements each dated December 2, 1999 (described below), which grants voting authority with respect to such shares.

(7) Includes all stock subject to Irrevocable Proxies Agreement that Mr. Andrew Martin (1,411,109 shares) and Ms. Ann Withey (617,418 shares) granted to Homegrown Holdings Corp., now known as Homegrown Natural Foods, Inc., in conjunction with the Stock Collar Agreements dated December 2, 1999 (described below), which grants voting authority with respect to such shares and for which Mr. Martin and Ms. Withey disclaim beneficial ownership. Mr. Foraker, Chairman of the Company's Board of Directors, is also the Chief Executive Officer of Homegrown Natural Foods. Mr. Foraker holds 30, 532 shares of Homegrown Natural Foods. Series A Preferred Stock, 227, 501 shares of its Common Stock, and options to purchase 101, 000 shares of its Common Stock.

(8) Ms. Withey is a director of Annie's and is the Company's Inspirational President. All of Ms. Withey's Common Stock is subject to Stock Transfer Instructions, dated July 27, 1995, and as amended described below. Certain loans by Annie's to Ms. Withey are secured by the Common Stock that may be received by her upon exercise of certain option grants (described below). Does not include 617,418 shares of Ms. Withey's Common Stock are subject to a Stock Collar Agreement and Irrevocable Proxy with Homegrown Natural Foods, for which she disclaims beneficial ownership.

(9) Mr. Nardone is a director of Annie's. Includes the vested portion (64,419 shares) of a non-qualified stock option to purchase 107,366 shares of the Company's Common Stock under the Company's 1996 Stock Plan for an exercise price of $0.01. Also includes unvested portion (37,500 shares) on a Qualified Stock Option to purchase 237,500 shares of the Company's Common Stock under the Company's 1999 Common Stock Option Plan for an exercise price of $2.00. Mr. Nardone was issued 12,500 shares of Common Stock of Homegrown Natural Foods (less than 1% of the outstanding Common

         Stock of Homegrown Natural Foods) in consideration of service rendered. Mr. Nardone returned those shares to Homegrown Natural Foods on June 29, 2001.

(10) Mr. Raiff is the Chief Financial Officer of Annie's. The figure above includes the vested portion (28,422) shares of a non-qualified stock option to purchase 47,368 shares of the Company's Common Stock under the Company's 1996 Stock Plan for an exercise price of $0.01 per share.

(11) Mr. Cheney is a director of Annie's. The figure above includes 22,500 shares of Common Stock issuable upon exercise of certain options granted pursuant to the Company's Non-Employee Directors' Stock Option Plan.

(12) Ms. Ambrose is a director of Annie's. The figure above includes 17,500 shares of Common Stock issuable upon exercise of certain options granted pursuant to Annie's Non-Employee Directors' Stock Option Plan. Ms. Ambrose also holds 2,500 shares of Series A Preferred Stock and options to purchase 5,000 shares of Common Stock of Homegrown Natural Foods, Inc. and is a director of Homegrown Natural Foods, Inc.

(13) Mr. Moone is a director of Annie's and a director of Homegrown Natural Foods, Inc. Mr. Moone also holds 488,402 shares of Series A Preferred Stock and options to purchase 103,333 shares of Common Stock of Homegrown Natural Foods, Inc.

(14) Mr. Lemon is currently a director of Annie's. He is not standing for reelection.

(15) Includes 170,341 shares of Common Stock issuable upon exercise of certain options granted to directors and executive officers pursuant to the Company's various Stock Option Plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.

NAPA VALLEY KITCHENS

         In June 2000, Annie's retained Napa Valley Kitchens to provide certain services such as order processing, invoicing, record management, sales coverage, broker management, promotion execution, management of sales and allowances. The Company paid Napa Valley Kitchens approximately $264,000 for its services in the fiscal year ended March 31, 2001 and approximately $260,000 for the period from April 1, 2001 through December 31, 2001. Napa Valley Kitchens is a subsidiary of Homegrown Natural Foods, which acquired control of Annie's pursuant to the terms of the Stock Collar Agreement that Ms. Withey and Mr. Martin entered into with Homegrown Natural Foods and pursuant to a Stock Purchase Agreement dated December 2, 1999.

LOANS TO OFFICER

         Mr. Martin, a former director of Annie's, borrowed $75,000 from Annie's on June 30, 1995 pursuant to an unsecured demand note accruing interest at 11% per annum. As of June 30, 1999, the full principal balance of the loan was outstanding. Annie's called the demand note and Mr. Martin executed a secured promissory note, dated December 31, 1997, in the principal amount of $75,000 providing for interest payable quarterly at 6.02%, secured by 25,000 shares of the Company's Common Stock owned by Mr. Martin, which stock was deposited in an escrow account established for this purpose, together with stock powers in blank authorizing the resale of such shares under the applicable rules and regulations of the Securities and Exchange Commission, and restricting the resale of other shares of Annie's Common Stock owned by Mr. Martin under certain circumstances. The loan was rescheduled into an Omnibus Secured Promissory Note in accordance with Mr. Martin's separation agreement. Annie's periodically paid certain of Mr. Martin's personal expenses, which were accounted for on Annie's books as "Due From Officer." The total amount of such advances outstanding on March 31, 1999 was $24,759. The loan was rescheduled into the Omnibus Secured Promissory Note in accordance with Mr. Martin's separation agreement.

STOCK OPTION LOANS

         Pursuant to Section 8 of the Company's 1990 Stock Option Plan, on December 21, 1998, Annie's made loans to Mr. Martin, Ms. Withey and to Ms. Deborah Churchill Luster, a former officer of the Company, in the amounts of $102,468.80, $71,978.10 and $43,236.11, respectively, to enable each of them to purchase shares of Common Stock upon exercise of certain options that previously were granted to them. In each case, the options were granted on December 30, 1993 for a term of five years with an exercise price of $1.005 per share. The terms of the Stock Purchase and Loan Agreements ("1998 Stock Loans") provide for annual interest at the rate of 4.51%, the mid-term Applicable Federal Rate in effect for December 1998. Interest is payable annually on December 30. The entire outstanding principal is due on December 30, 2003. The terms of the 1998 Stock Loans further provide for Annie's to pay all interest due on the foregoing loan on each borrower's behalf, plus one-fifth of the original principal amount of such loans, providing that each such borrower is still employed by Annie's on December 29 of each year during the life of the obligation. Payments of principal and interest are deemed compensation income to each borrower. The 1998 Stock Loans are secured by the Common Stock (the "1998 Stock Loan Pledged Shares") issuable upon exercise of the options. In the event that a borrower is terminated by Annie's for good cause, the 1998 Stock Loan Pledged Shares are subject to repurchase by Annie's at $1.005 per share. In the event that a borrower is terminated for other than good cause, such a borrower may obtain title to the 1998 Stock Loan Pledged Shares by payment of all outstanding principal and interest due on his or her stock loan, or may resell the 1998 Stock Loan Pledged Shares to Annie's at $1.005 per share.

         On October 1, 1997 and pursuant to Section 8 of the 1990 Option Plan, Annie's also made loans to Ms. Churchill Luster, Mr. Martin and Ms. Withey in the amounts of $49,735.20, $67,641.60 and $67,641.60, respectively, to enable each of them to purchase shares of Common Stock upon exercise of certain options that previously were granted to them (the "1997 Stock Loans"). In each case, the options were granted on October 1, 1992 for a term of five years with an exercise price of $0.80 per share. The terms of the 1997 Stock Loans provide for annual interest at the rate of 6.34%, the mid-term Applicable Federal Rate in effect for October 1997. Interest is payable annually on October 1. The entire outstanding principal is due on October 1, 2002. The terms of the 1997 Stock Loans further provide for Annie's to pay all interest due on the foregoing loan on each borrower's behalf, plus one-fifth of the original principal amount of such loans, providing that each such borrower is still employed by Annie's on September 30 of each year during the life of the obligation. Payments of principal and interest are deemed compensation income to each borrower. The 1997 Stock Loans are secured by the Common Stock (the "1997 Stock Loan Pledged Shares") issuable upon exercise of the options. In the event that a borrower is terminated by Annie's for good cause, the 1997 Stock Loan Pledged Shares are subject to repurchase by Annie's at $0.80 per share. In the event that a borrower is terminated other than for good cause, the borrower may obtain title to the 1997 Stock Loan Pledged Shares by payment of all outstanding principal and interest due on his or her stock loan, or may resell the 1997 Stock Loan Pledged Shares to Annie's at $0.80 per share.

         Pursuant to the terms of the 1998 Stock Loans and the 1997 Stock Loans, Mr. Martin's and Ms. Churchill Luster's stock loans became due and payable 45 days after the date of their respective terminations. That maturity date was extended to the closing date of the Homegrown

Natural Foods financing. In conjunction with that financing, Mr. Martin and Ms. Churchill Luster each entered into Separation Agreements, dated December 2, 1999, with Annie's.

         Under the terms of Mr. Martin's Separation Agreement, he executed a five-year Omnibus Secured Promissory Note, pursuant to which he agreed to pay $274,630.18 to Annie's, with interest accruing on the principal balance at the rate of 9% per annum, and payable in 20 quarterly installments equal to 5% of the original principal amount of the debt, with the balance due and payable of the fifth anniversary of the date of the note. The note was secured by all of his interest in his Stock Collar Agreement with Homegrown Natural Foods pursuant to a Security Agreement and Collateral Assignment, dated December 2, 1999. As part of the Separation Agreement, Annie's released its security interest on the shares of Common Stock owned by Mr. Martin that it held pursuant to the 1998 Stock Loan Agreement and the 1997 Stock Loan Agreement. The Omnibus Secured Promissory Note was given in satisfaction of his obligations to Annie's under the 1997 Stock Loan Agreement, 1998 Stock Loan Agreement, another promissory note and other certain personal advances and loans by Annie's to Mr. Martin. Also, as part of this transaction, Mr. Martin agreed to amend the Company's right to repurchase shares of the Company's stock acquired using proceeds from the 1998 Stock Loan Agreement and 1997 Stock Loan Agreement to change the purchase price for each stock to $2.00 per share.

         Ms. Luster also executed a Separation Agreement with the Company, dated December 2, 1999. The Separation Agreement provided for severance payments to her as a result of termination of her employment by us, in consideration for a release of any claims that she may have had against the Company. In connection with her Separation Agreement, Ms. Luster also rescheduled her debt to the Company, originally incurred as a result of the loans described above. Ms. Luster's rescheduled obligations are evidenced by an Omnibus Secured Promissory
Note in the amount of $87,794, dated December 2, 1999, bearing interest at the rate of 9% per annum and secured by her shares of our Common Stock. During the year ended March 31, 2001, the note was fully paid through her surrender to the Company of shares of our common stock.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES AS DIRECTORS OF ANNIE'S.

                                      * * *

                    PROPOSAL TO RATIFY SELECTION OF AUDITORS
                                 (PROXY ITEM 2)

         The Board of Directors has selected the firm of KPMG LLP, independent certified public accountants, to serve as auditors for the fiscal year ending March 31, 2002. KPMG LLP has served as our auditors for the past six fiscal years. Representatives of KPMG LLP are not expected to be in attendance at the Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS ANNIE'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2002.


                                      * * *

   PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION, AS AMENDED, OF ANNIE'S
    TO CAUSE A 1 FOR 2,000 REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK
       AND TO CAUSE THE ISSUANCE OF SCRIP IN LIEU OF FRACTIONAL SHARES TO STOCKHOLDERS THAT WOULD, AS A RESULT OF THE STOCK SPLIT, HOLD LESS THAN ONE
                       SHARE OF THE COMPANY'S COMMON STOCK
                                 (PROXY ITEM 3)

BACKGROUND FOR THE REVERSE STOCK SPLIT PROPOSAL.

     STOCK TRANSFER INSTRUCTIONS.

         In July 1995, and as a condition to qualification imposed by the Office of the Secretary of State (Securities Division) of the Commonwealth of Massachusetts for the Company's then upcoming direct public offering, the Company's co-founders, Ms. Ann Withey and Mr. Andrew Martin, each delivered to the Company's stock transfer agent certificates representing 750,000 of their shares of the Company's Common Stock (the "Initial Subject Shares"). In addition to the Initial Subject Shares, they presented certain Stock Transfer Instructions to the Company's transfer agent relating to the disposition and transfer of the Initial Subject Shares, as described below. Pursuant to an addendum to those Stock Transfer Instructions, the co-founders' other shares of Common Stock (the "Additional Subject Shares") were also subjected to the Stock Transfer Instructions. The Commonwealth of Massachusetts is not a party to the Stock Transfer Instructions.

         The Stock Transfer Instructions provide that the Initial Subject Shares and the Additional Subject Shares will not have any right, title, interest or participation in the assets of Annie's in the event of a dissolution, liquidation, reorganization, exchange or any other transaction or proceeding that results in a distribution of the assets of Annie's until the holders of all shares of Common Stock not covered by the Stock Transfer Instructions have received an amount equal to the public offering price, $6.00 per share.

         The Stock Transfer Instructions provide that on July 27, 2001, 2002, 2003, and 2004, 25% of those shares become freely transferable. Additionally, each co-founder may transfer, within any three-month period, a number of the Additional Subject Shares that would equal 1% of the Company's Common Stock then outstanding.

         The Initial Subject Shares and the Additional Subject Shares may also become transferable upon certification by the Company's Chief Financial Officer that any of the following has been achieved:

     o for two consecutive fiscal years, Annie's has minimum annual earnings equal to $0.30 per share;

     o for five consecutive fiscal years, Annie's has an average minimum annual earnings of $0.30 per share; or

     o the Company's shares have traded on a United States stock exchange at a price at least equal to $10.50 (adjusted for stock splits, stock dividends and recapitalizations and the like) for at least 90 consecutive trading days.

No such certification has occurred, and no such certification is expected by the Company's management to occur in the foreseeable future.

         Shares subject to the Stock Transfer Instructions may be transferred upon death or by gift to family members if the shares remain subject to the restrictions described above. Shares subject to the Stock Transfer Instructions continue to have all voting rights to which those shares are entitled. Annie's will withhold any dividends on Ms. Withey's and Mr. Martin's shares subject to the Stock Transfer Instructions and will pay those dividends to Ms. Withey and Mr. Martin only as and to the extent their shares become free for transfer.

     HOMEGROWN NATURAL FOODS TRANSACTION.

         In September 1998, the Company engaged McCabe, Mintz & Company, L.L.C., an investment banking firm, as its financial advisor to explore strategic opportunities, including a possible sale of the Company. The Company's Board of Directors appointed a Special Committee, consisting solely of non-employee directors, to analyze such strategic opportunities and make a recommendation to the full Board of Directors. Over the next several months, McCabe, Mintz contacted approximately 60 parties to determine their interest in submitting a proposal for the acquisition of the Company or a majority interest in the Company. In connection with this solicitation of interest, the Company learned that a number of potential bidders were not interested in submitting proposal due to one or more of the following factors: the existence of the Stock Transfer Instructions, the Company's status as a public company and the associated costs of public reporting, the relatively small size of the Company, and the large number of stockholders relative to the size of the Company. In late 1999, the Company did, however, receive six proposals deemed responsive to the solicitation of interest. The Special Committee, working with McCabe, Mintz, analyzed the proposals, negotiated with the bidders, and ultimately deemed the proposal submitted by Homegrown Holdings Corp. to be in the best interests of the Company's stockholders and recommended its approval to the full Board of Directors. In November 1999, the Board of Directors unanimously accepted the recommendation of the Special Committee to accept the proposal by Homegrown Holdings Corp.

         On December 2, 1999, Homegrown Holdings Corp., now known as Homegrown Natural Foods, Inc., purchased 1,000,000 of the Company's Series A Preferred Stock and entered into Stock Collar Agreements with Mr. Martin and Ms. Withey in connection with certain shares of the Company's Common Stock owned by Ms. Withey and all of the Company's Common Stock owned by Mr. Martin. Specifically, Homegrown Natural Foods was granted a "call" option to purchase 1,677,691 shares of the Company's Common Stock held by Mr. Martin and 900,000 shares of the Company's Common Stock held by Ms. Withey, each exercisable as quickly as those shares are released from the Stock Transfer Instructions, and for an exercise price of $2.00 per share. In addition, Mr. Martin was granted a "put" option to sell 1,677,691 shares of the Company's Common Stock held by him to Homegrown Natural Foods at $1.92 per share, exercisable fifteen days after Homegrown Natural Foods' call option is exercisable. Ms. Withey was granted a put option to sell 900,000 shares of the Company's Common Stock held by her to Homegrown Natural Foods for $1.92 per share exercisable fifteen days after Homegrown Natural Foods' call option for her shares is exercisable.

         Mr. Martin and Ms. Withey have provided Homegrown Natural Foods with an Irrevocable Proxy to vote their shares of the Company's Common Stock subject to the Stock Collar Agreements. Pursuant to the Irrevocable Proxy Agreements, on December 2, 1999, Homegrown Natural Foods obtained full power and authority to vote all of Mr. Martin's shares of the Company's Common Stock and 617,418 of Ms. Withey's shares of the Company's Common Stock for a ten year period. Because of these transactions and a related issuance of Preferred Stock to Homegrown Natural Foods, Homegrown Natural Foods acquired control of Annie's on December 2, 1999.

     REPORTING OBLIGATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

         As a result of the Company's direct public offering, Annie's has approximately 2,500 holders of shares of Common Stock that have been registered under the Securities Act of 1933, as amended, as of the date of this Proxy Statement. The Company's securities are not and have never been listed nor traded on any market or stock exchange, and no public market maker exists with respect to the Company's securities. To the knowledge of Annie's management, the only secondary sales of the Company's securities have been made in conjunction with certain stock collar arrangements that our former director, Mr. Martin, and one of our current directors, Ms. Withey, have with Homegrown Natural Foods. However, because Annie's has more than 500 holders of Common Stock that was registered under the Securities Act in that direct public offering, it is subject to certain filing and reporting requirements with the Securities and Exchange Commission under Section 15(d) of the Securities Exchange Act of 1934, as amended, including, for example, the preparation and filing of quarterly and annual reports and proxy statements.

     "NO-ACTION" LETTER REQUEST.

         In response to the negative feedback the Company received regarding the existence of the Stock Transfer Instructions, such as that received from potential bidders in late 1998 and 1999, and in order to maximize the potential that any future corporate transactions with third parties, such as potential financings, mergers or acquisitions, would be on the terms most favorable to the Company's stockholders, on December 14, 2000, John Foraker, Chairman of the Company's Board of Directors and Chief Executive Officer of Homegrown Natural Foods and Homegrown Natural Foods' counsel met with staff of the Commonwealth of Massachusetts Secretary of State's Securities Division to discuss the possible termination of the Stock Transfer Instructions. During this meeting, the Securities Division's staff asked Mr. Foraker to submit a written request detailing the specifics of the proposal.

         On January 26, 2001, Homegrown Natural Foods and Annie's jointly submitted a request for issuance of a "no-action" letter from the Secretary of State of the Commonwealth of Massachusetts relating to the Stock Transfer Instructions, their application, and their possible termination. In that request, Homegrown Natural Foods requested that the Commonwealth of Massachusetts issue a letter indicating that it would take no enforcement action against Annie's if the Stock Transfer Instructions were terminated, assuming:

     o The Board of Directors of Annie's declared a reverse stock split pursuant to which holders of less than 400 shares (or such other number as Annie's may determine) would receive a fractional share of the Company's Common Stock.

     o        The stockholders of Annie's approved the reverse stock split.

     o        The fractional shares are converted into scrip, with the right:
              (A) to receive $6.00 per share on a pre-split basis as a preference to the Company's Common Stockholders in a "liquidity event"; and (B) to convert the scrip into fractional shares or whole shares of Common Stock of Annie's in the event that Annie's issues shares in a registered and underwritten public offering or if an acquisition occurs which "enhances shareholder value" (neither the phrase "liquidity event" nor the phrase "enhances shareholder value" was clearly defined in the January 26, 2001 proposal or in subsequent discussions).

     o Annie's and Homegrown Natural Foods are combined, with Homegrown Natural Foods to be merged with and into Annie's.

         The preference price for the scrip of $6.00 per pre-split share was chosen because it was the amount invested by the subscribers in the Company's direct public offering and was the amount of the preferential right due to the direct public offering subscribers in the event of a dissolution, liquidation, reorganization, exchange or any other transaction or proceeding that results in a distribution of the assets of Annie's under the Stock Transfer Instructions. See "Background for the Reverse Stock Split Proposal - Stock Transfer Instructions" above.

         On March 7, 2001, a second meeting was held at the Securities Division to discuss this matter. Attending that meeting were Mr. Foraker, Paul Nardone (the Company's President and Chief Executive Officer), legal counsel for Homegrown Natural Foods and certain members of the Securities Division's staff. Several telephone conferences relating to this request followed.

         In response, on May 23, 2001, the Commonwealth of Massachusetts issued a "no-action" letter stating that the Commonwealth of Massachusetts would not recommend enforcement action in the event that the steps outlined in the submission were completed and the Stock Transfer Instructions were terminated.

         On July 19, 2001, Homegrown Natural Foods and Annie's sent a letter to the Massachusetts Secretary of State's office outlining the reverse stock split as currently proposed. That letter explained the following:

     o The factor of the reverse stock split will be 1 for 2,000, and not 1 for "400 (or such other number as Annie's may determine)," as presented in the original submission to the Commonwealth of Massachusetts.

     o As a result of the reverse stock split, all but two holders of Common Stock purchased in the direct public offering will be issued scrip in lieu of fractional shares.

     o A combination or "roll up" of Annie's with Homegrown Natural Foods would not follow the reverse stock split, as was indicated in the original submission.

The July 19th letter was submitted to the Massachusetts Secretary of State's office because Annie's and Homegrown Natural Foods wished to provide the Massachusetts Securities Division with the reverse stock split number as approved by Annie's Board of Directors and as set forth in this Proxy Statement. Annie's and Homegrown Natural Foods also wished to inform the Massachusetts Secretary of State's office that a roll up transaction would not be forthcoming, in contrast to the original proposal made to the Massachusetts Secretary of State's Office. The July 19, 2001 letter was informative in nature and did not request any action on the part of the Massachusetts Secretary of State's Office. As of the date of this Proxy Statement, the Commonwealth of Massachusetts has not contacted Annie's with respect to the July 19, 2001 letter.

         On November 1, 2001, Homegrown Natural Foods informed the Board of Directors of Annie's in writing that there are no current or anticipated plans at the present time to re-institute roll up discussions between Annie's and Homegrown Natural Foods. Homegrown Natural Foods' letter stated that it is conceivable that at some point in the future, roll up discussions may be recommenced, if doing so is determined by the Boards of Directors of Annie's and Homegrown Natural Foods' to be in the best interests of all of the security holders of Annie's.

     ENGAGEMENT OF INVESTMENT BANKING FIRM.

         In January 2002, the Company engaged the investment banking firm, U.S. Bancorp Piper Jaffray, to explore strategic alternatives. The Company, however, may not be able to identify a strategic alternative on terms acceptable to it.

SUMMARY OF THE REVERSE STOCK SPLIT AND ISSUANCE OF SCRIP.

         Following the receipt in May 2001 of the no-action letter from the Commonwealth of Massachusetts regarding the termination of the Stock Transfer Instructions, and consistent with the proposal to obtain the no-action letter, which contemplated a reverse stock split, the Board of Directors of Annie's approved for presentation to and approval by the stockholders of Annie's an amendment to our Certificate of Incorporation that would effect a 1 for 2,000 reverse stock split of the Company's Common Stock.

         The 1 for 2,000 reverse stock split factor was chosen by the Board of Directors because it would result in the receipt of scrip by all but two of the investors in the Company's direct public offering, with the rights and preferences set forth in the proposed amendment to the Company's Certificate of Incorporation, a copy of which is attached hereto as EXHIBIT A to this Proxy Statement.

         Pursuant to the proposed amendment, each holder of 2,000 shares of our Common Stock will receive one share of the Company's post-split Common Stock. However, holders of fewer than 2,000 shares of Common Stock as of the effective date of the reverse stock split will receive units of scrip in lieu of fractional shares. In such cases, each share of pre-split Common Stock will be converted into one unit of scrip. As a result of this reverse stock split, we will have 2,703.904 shares of Common Stock issued and outstanding held by approximately 40 holders of record. Annie's anticipates that approximately 270,000 shares of pre-split Common Stock will be retired and approximately 270,000 units of scrip will be issued to the holders of such shares in connection with this reverse stock split. A principal benefit of the issuance of scrip in the reverse stock split is to protect the original investment of the investors in the Company's direct public offering by preserving their ability to recognize proceeds at least equal to their original investment upon the occurrence of an acquisition, public offering or other liquidity event in the future prior to the payment of any such proceeds to the founders, Mr. Martin and Ms. Withey.



                                    EXAMPLE 1

        SITUATION                                   RESULT

AlEXANDRA OWNS 12,575 SHARES      Because Alexandra holds 2,000 shares of Common
OF COMMON STOCK (PRE-SPLIT).      Stock (or more, in this case), Alexandra will
                                  receive, because of the split, 6.2875 shares of post-split Common Stock.

BETH OWNS 2,000 SHARES OF         Because Beth owns 2,000 shares of Annie's
COMMON STOCK (PRE-SPLIT).         Common Stock, Beth will receive 1 share of
                                  post-split Common Stock.

CAROL OWNS 1,500 SHARES OF        Because the reverse stock split would result
COMMON STOCK (PRE-SPLIT).         in Carol's receipt of less than one share of
                                  post-split Common Stock (in this example, she would otherwise receive 0.75 shares of post-split Common Stock), Carol will receive
                                  1,500 units of scrip.

     THE SCRIP.

         The scrip that will be issued to fractional shareholders as a result of the reverse stock split shall bear no voting rights, no rights to dividends, and no redemption rights. However, each unit of scrip will entitle the holder, in preference to holders of Common Stock (but after payment of the Preferred Stock's preferences), to $6.00 per unit of scrip held by such holder, upon

     o the sale of all or substantially all of the assets of Annie's (a "SALE OF ASSETS"),

     o a merger or consolidation of Annie's pursuant to which Common Stock of Annie's is converted into equity securities of a corporation other than one controlling, controlled by or under common control with Annie's and which results in a Change of Control (a "MERGER");

     o a sale of substantially all the outstanding shares of Common Stock of Annie's by the holders of its voting securities that results in a Change of Control (an "EQUITY SALE"); or

     o        liquidation or dissolution of Annie's ("LIQUIDATION").

(Sale of Assets, Merger, Equity Sale and Liquidation are collectively referred to as "Corporate Transactions".)

         A combination or "roll-up" with Homegrown Natural Foods, if such transaction were to occur, would not constitute a Corporate Transaction. Since the closing of the Homegrown Natural Foods transaction in December 1999, the Company has not received any proposals for Corporate Transactions.

         In the event that Annie's becomes the wholly-owned subsidiary of another corporation (a "Parent") (without involving a Corporate Transaction), then, as a condition to such an arrangement, the above definitions of Sale of Assets, Equity Sale, Merger and Liquidation must apply to the Parent and any Corporate Transaction, and payment of $6.00 per unit of scrip will be made with reference to Corporate Transactions of the Parent.



                                    EXAMPLE 2

        SITUATION                                   RESULT

DAVE OWNS 1,000 UNITS OF SCRIP,   In consideration for his units of scrip, Dave
AND ALL OF THE COMPANY'S ASSETS   must receive $6.00 per share (I.E., $2.00 per
ARE SOLD IN A TRANSACTION IN      share more than the amount that post-split
WHICH OUR COMMON STOCKHOLDERS     Common Stockholders will be entitled to)
WOULD OTHERWISE RECEIVE $4.00     before the Common Stockholders receive any
PER SHARE ON A PRE-SPLIT BASIS.   funds.


SAME AS ABOVE, EXCEPT THE         Same as above.
TRANSACTION IS STRUCTURED AS
A CASH OUT MERGER.

     NON-CASH CONSIDERATION.

         In the event that the consideration to be paid or issued to the holders of the Company's Common Stock in a Corporate Transaction consists of property other than cash or cash equivalents (for example, shares of another entity's equity), then a provision will be made whereby the holders of scrip shall be paid or issued such property, until the holders of scrip have received $6.00 per unit of scrip in preference to the holders of our Common Stock, but after the preferences of the Preferred Stock. In such an event, the fair market value will be determined in good faith by the Board of Directors of Annie's:

     o with reference to any appraisal of Annie's or recent third party transactions relating to our securities;

     o if equity of an acquirer or any third party is used as consideration, then such equity's most recent trading price or bid and ask prices, if the equity is publicly traded;

     o with reference to comparable transactions and companies or other recent transactions in such security, if such equity is not publicly traded;

     o        based upon an appraisal or fairness opinion, if available; or

     o        otherwise through comparable means.

                                    EXAMPLE 3

        SITUATION                                   RESULT

SAME AS IN EXAMPLE 2, EXCEPT      Same as above, however, the $6.00 per share
THAT THE CONSIDERATION IS         that Dave must receive will be in the form of
SHARES OF XYZ CO., A              XYZ Co.'s equity.
PUBLICLY TRADED ENTITY.


     CERTAIN CORPORATE TRANSACTIONS.

         In the event that (A) Annie's engages in a Corporate Transaction which would result in a payment of more than $6.00 per unit of scrip to the scrip holders if the scrip holders were instead holders of such number of shares of post-split Common Stock equal to 1/2,000 of a share of post-split Common Stock for each unit of scrip, or (B) if Annie's, or its successors, engages in a public offering of securities registered under the Securities Act, then the scrip shall automatically and immediately before the effective time of such transaction be converted into shares of Common Stock at the rate of one share of Common Stock for every 2,000 units of scrip, adjusted for stock dividends, splits, and recapitalizations with respect to the Common Stock after the effective date of the reverse stock split.

                                    EXAMPLE 4

        SITUATION                                   RESULT

ERIC OWNS 1,500 UNITS OF SCRIP, In consideration for his units of scrip, Eric AND ALL OF THE COMPANY'S ASSETS must receive $6.00 per share (I.E., $2.00 per
ARE SOLD IN A TRANSACTION IN      share more than the amount that Common
WHICH THE COMPANY'S COMMON        Stockholders will be entitled to) before any
STOCK-HOLDERS WOULD OTHERWISE     Common Stockholder receives any proceeds from
RECEIVE $4.00 PER SHARE ON A      that sale.
PRE-SPLIT BASIS

SAME AS ABOVE, BUT THE            Same as above.
TRANSACTION RESULTS IN THE
COMPANY'S COMMON STOCK-HOLDERS
OTHERWISE RECEIVING $6.00 PER
SHARE ON A PRE-SPLIT BASIS

SAME AS ABOVE, BUT THE            Eric's Units will convert into shares of
TRANSACTION RESULTS IN THE        Common Stock on a 1 for 2,000 basis, and he
COMPANY'S COMMON STOCK-HOLDERS    will receive the same consideration as
OTHERWISE RECEIVING $10.00 PER    holders of Common Stock.
SHARE ON A PRE-SPLIT BASIS


         For the purpose of the rights and preferences of the scrip, the term "Change of Control" means a transaction or series of related transactions in which the holders of all of Annie's voting equity immediately prior to such transaction or transactions hold less than a majority of the Company's (or the surviving entity's) voting equity immediately after such transaction or transactions. The scrip will be transferable to the extent permitted by applicable state and federal securities laws.

     TREATMENT OF OPTIONS.

         As described above, a principal benefit of the issuance of scrip in the reverse stock split is to protect the original investment of the investors in the Company's direct public offering. Annie's does not intend to provide similar protection to the holders of options. Only the holders of less than one whole share of Common Stock at the time of the reverse stock split will be entitled to receive scrip. Holders of options who do not otherwise hold shares of Common Stock will not receive scrip. Annie's management currently holds options to purchase an aggregate of 654,918 shares.

         Holders of options or securities convertible into shares of Common Stock (such as the Preferred Stock) that are exercised or converted after the effective date of the reverse stock split will not be issued scrip upon exercise or conversion of such convertible securities. However, in the case of options or convertible securities, the conversion or exercise price of such securities will be adjusted accordingly to reflect the 1 for 2,000 reverse stock split of the Company's Common Stock, even if such adjustment would result in the issuance of only fractional shares upon the exercise or conversion of such securities.

     APPRAISAL RIGHTS.

         The reverse stock split and issuance of scrip will not cause any stockholder to have appraisal or dissenter's rights under Delaware law.

     TAX EFFECTS OF THE TRANSACTION.

         The Company is taxed under Subchapter C of the Internal Revenue Code of 1986, as amended. The Company believes that that consummation of the proposed transaction will not constitute a taxable event under the Federal Income Tax for either the Company or any stockholder, as the reverse stock split and issuance of scrip will constitute a recapitalization under the Internal Revenue Code, in which certain securities of the Company are being exchanged for new securities of the Company. The Company has not obtained a tax opinion of counsel with respect to this matter, and the Company has not analyzed any state, local or foreign law that may result in different tax treatment for stockholders. Stockholders are urged to consult their personal tax advisors with respect to this matter.

     INTERESTED TRANSACTIONS.

         If the Company's Board of Directors deems it appropriate, in the event of a proposed Corporation Transaction involving Homegrown Natural Foods or its affiliates, the Board of Directors may form a special committee consisting solely of directors unaffiliated with Homegrown Natural Foods to address possible conflicts of interest that might arise. In discharging its duties, such a special committee might deem it advisable to seek a fairness opinion on the adequacy of the proposed consideration.



RISK FACTORS ASSOCIATED WITH THE REVERSE STOCK SPLIT PROPOSAL.

         The reverse stock split proposal entails the following risks to the Company's stockholders:

     o SCRIP HOLDERS WILL LOSE THEIR VOTING RIGHTS. Currently, holders of Common Stock have a right to vote on matters presented for approval by the Company's stockholders. Scrip holders, however, will have no right to attend or vote at future stockholder meetings or vote on matters presented to stockholders.

     o SCRIP HOLDERS WILL LOSE THEIR DIVIDEND RIGHTS. Annie's has never paid dividends and does not anticipate the declaration or payment of any dividend in the foreseeable future. Annie's expects to retain future earnings for general working capital purposes. Nevertheless, in the event that Annie's declares a dividend, scrip holders will have no right to payment or other participation in that dividend (unless such payment is in conjunction with a Corporate Transaction).

     o A CORPORATE TRANSACTION ENTITLING THE SCRIP HOLDERS TO PAYMENT OF THE PREFERENCE MIGHT NOT OCCUR. The scrip holders will be entitled to payment of the scrip's preference only upon occurrence of a Corporate Transaction (described in the proposed amendment to the Company's Certificate of Incorporation and summarized above under the heading the "The Scrip"). Since the closing of the Homegrown Natural Foods transaction in December 1999, the Company has not received any proposals for a Corporate Transaction and Annie's cannot guarantee that a Corporate Transaction will occur. If a Corporate Transaction does not occur, scrip holders will continue to hold an illiquid security for which there is no market and no readily ascertainable value.

     o CONSIDERATION FOR A CORPORATE TRANSACTION MIGHT NOT EXCEED THE PREFERRED STOCK'S PREFERENCE. Scrip holders are entitled to payment of their preference before the Common Stockholders but only if the Preferred Stock's preference is paid first. In the event of a Corporate Transaction, the holders of the Company's Preferred Stock (currently Homegrown Natural Foods) are entitled to receive $2.00 per share plus 10% per annum from the date of issuance (December 2, 1999) until the date the Preferred Stock is tendered, plus any declared and unpaid dividends. If the consideration for a Corporate Transaction does not exceed the amount to which the Preferred Stock is entitled, the scrip holders will receive nothing in exchange for their scrip.

     o ANNIE'S WILL CEASE TO BE A REPORTING COMPANY AND WILL THEREFORE NOT MAKE PERIODIC DISCLOSURES OF FINANCIAL AND OTHER INFORMATION. Annie's currently files periodic reports with the Securities and Exchange Commission. Upon the conclusion of the reverse stock split, Annie's anticipates that it will terminate its obligation to file such public periodic reports. As a result, neither scrip holders nor Common Stockholders will have the public access to the Company's financial and other information and will have to request it directly from the Company. Depending upon the information requested, the reason for the request, and security holders' rights to obtain or review the requested information under Delaware law, such information may be more difficult or impossible to obtain or review.

     o SCRIP HOLDERS MIGHT RECEIVE NON-CASH CONSIDERATION RATHER THAN CASH FOR THEIR SCRIP. If the consideration to be paid or issued to the holders of the Company's Common Stock in a Corporate Transaction consists of property other than cash or cash equivalents (for example, stock or other equity of another company), the scrip holders will receive that property rather than cash in exchange for their scrip. This property may not be immediately liquid, which means the scrip holders may have to hold such property for an indefinite amount of time.

     o COMMON STOCKHOLDERS WHO DO NOT RECEIVE SCRIP AS A RESULT OF THIS TRANSACTION WILL BE SUBORDINATED IN PREFERENCE TO THE SCRIP HOLDERS. Upon the approval of the reverse stock split proposal, the Company's Common Stock will be subordinated to the scrip. In the event that a Corporation Transaction occurs and Annie's is unable to pay $6.00 per unit of scrip to each of the scrip holders, post-split Common Stockholders will receive no payment or remuneration for their shares of Common Stock.

     o THE MASSACHUSETTS SECURITIES DIVISION DID NOT REAFFIRM ITS MAY 23, 2001 NO-ACTION LETTER WITH RESPECT TO THE TERMINATION OF THE STOCK TRANSFER INSTRUCTIONS. Although we received a no-action letter from the Massachusetts Securities Division relating to the termination of the Stock Transfer Instructions, Annie's and Homegrown Natural Foods now do not currently anticipate a roll up transaction following the reverse stock split, in contrast to the original proposal made to the Massachusetts Secretary of State's Office. On July 19, 2001, Homegrown Natural Foods and Annie's sent a letter to the Massachusetts Secretary of State's office informing them of this fact. Although no response was requested of the Massachusetts Securities Division, the Company did not receive a reaffirmation from the Securities Division of the May 23, 2001 no-action letter. If the Massachusetts Securities Division deems its May 23, 2001 no-action letter is no longer valid, the Company, its founders and its officers and directors may be subject to enforcement action by the Massachusetts Securities Division, which could include criminal or civil penalties or fines.

PURPOSE, ALTERNATIVES, REASONS AND EFFECTS OF THE REVERSE STOCK SPLIT PROPOSAL.

         There are two primary reasons for the reverse stock split proposal.

     o THE SCRIP WILL REPLACE THE CURRENT STOCK TRANSFER INSTRUCTIONS TO WHICH MR. MARTIN AND MS. WITHEY ARE SUBJECT. The Stock Transfer Instructions provide that the shares held by Mr. Martin and Ms. Withey that are subject to the Stock Transfer Instructions will not have any right, title, interest or participation in the assets of Annie's in the event of a dissolution, liquidation, reorganization, exchange or any other transaction or proceeding that results in a distribution of the assets of Annie's until the holders of shares purchased in the Direct Public Offering have received an amount equal to the public offering price, $6.00 per share. However, the Stock Transfer Instructions provide that on July 27, 2001, 2002, 2003, and 2004, 25% of those shares become freely transferable. Thus, the benefit of the Stock Transfer Instructions that was provided to purchasers in the Company's Direct Public Offering will terminate over time. The scrip recasts the preference provided in the Stock Transfer Instructions in the form of a security (which will not expire in the manner of the Stock Transfer Instructions), thereby indefinitely extending this benefit.

     o THE REDUCTION IN NUMBER OF HOLDERS OF THE COMPANY'S COMMON STOCK AS A RESULT OF THE SCRIP WILL TERMINATE THE COMPANY'S OBLIGATIONS AS A "REPORTING COMPANY" UNDER THE SECURITIES EXCHANGE ACT OF 1934. Pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended to date, the Company must file periodic quarterly and annual reports on Forms 10-KSB and 10-QSB because the Company has more than 300 holders of its Common Stock, a security which was registered under the Securities Act of 1933, as amended (in connection with the Direct Public Offering). The Company does not have any filing obligations under the Securities Exchange Act other than as a result of having registered shares under the Securities Act. Therefore, the Company believes that that the reverse stock split and issuance of scrip in lieu of fractional shares will result in a termination of the Company's reporting obligations under the Securities Exchange Act, as it will have fewer than 300 holders of the Common Stock. This termination will result in a significant cost savings to Annie's, which the Company's management estimates to be between $60,000 to $100,000 annually. Based, in part, on feedback received when the Company solicited proposals for transactions to increase stockholder value in 1999 (which ultimately led to the Homegrown Natural Foods investment), the Board of Directors also believes that the reduction in the number of stockholders and the termination of reporting obligations will improve the ability to effect corporate transactions on terms more acceptable to Annie's, as the existence of the Stock Transfer Instructions, the Company's large number of stockholders relative to its size and its status as a public company has deterred a number of transactions that may have otherwise increased stockholder value for the Company's security holders.

         The Company's Board of Directors recommends voting in favor of the reverse stock split proposal and believes that the proposed amendment to the Certificate of Incorporation, and the resulting stock split and issuance of units of scrip to holders of fractional shares of Common Stock is in the best interest of the Common Stockholders.

     FACTORS AND ALTERNATIVES CONSIDERED BY THE BOARD OF DIRECTORS.

         One factor that the Board of Directors deemed important was the Company's status as a non-traded reporting company. As described above, the Company's securities have never been listed nor traded on any market or stock exchange, and, despite efforts to obtain a market maker for the Company's securities, no public market maker current exists or is foreseeable. Management is not aware of any material arm's length sales of the Company's Common Stock during the fiscal year ended March 31, 2001. As a result, the Company's management believes that the expense of public reporting obligations outweighs its benefits.

         In addition to the limited liquidity of the Company's stock and the pending lapse of the Stock Transfer Instructions, the Board of Directors considered the rights of the scrip holders and, in particular, the fact that the scrip holders will be entitled to receive the equivalent of $6.00 per pre-split share upon the occurrence of certain liquidity events. This right ensures that upon such event, the scrip holders will receive at least the purchase price of the Company's Common Stock in the Company's 1995 direct public offering. The Board noted, weighed and determined the following:

     o The Board determined the fair market value of the Company's Common Stock to be $2.00 per share based on the Company's most recent primary issuance of securities to Homegrown Natural Foods in December of 1999. The preference to be afforded to the scrip holders, which is the equivalent of $6.00 per pre-split share, is therefore three times the fair market value of the Company's Common Stock as most recently determined by the Board.

     o The preference to be afforded to scrip holders is equivalent to the $6.00 purchase price of the Company's Common Stock in the Company's 1995 direct public offering

     o The preference amount to be afforded to scrip holders is the same as the preference under the Stock Transfer Instructions.

     o But for the issuance of scrip with these rights in connection with the reverse stock split, the stockholders who will receive scrip would have no price protection after the lapse of the Stock Transfer Instructions.

     o No analysis of the current market price or historical market price would be meaningful, given that Annie's has no material data relating to the sales prices of the Company's Common Stock in secondary transactions.

     o Although the Company has no planned source of funds to meet the required payments to scrip holders should a Corporate Transaction occur, because the Company expects such funding to come from a future proponent of a Corporate Transaction, the Board determined the proposed reverse stock split and issuance of scrip to be fair to the stockholders, notwithstanding the Company's absence of a current source of funds.

         Although the Board of Directors did not prepare a formal liquidation analysis in the course of its deliberations on the reverse stock split proposal, the following table sets forth the liquidation value to the holders of the Company's Preferred and Common shares (pre-reverse stock split) and Preferred and Common shares and scrip (post-reverse stock split), assuming the Company's book value of $2,621,552 at December 31, 2001:


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                                LIQUIDATION VALUE
                            (as of December 31, 2001)

PRE-REVERSE STOCK SPLIT
                             No. of Shares   Distribution1   Net Per Share
                             -------------   -------------   -------------
Preferred Stock                 1,000,000     $2,422,222        $2.42
DPO Stock2                        256,400        155,030          .60
Common Stock                    1,035,175         44,300          .04
Founders' Stock3                3,366,233              0           --

POST-REVERSE STOCK SPLIT

                            No. of Shares/
                            Units of Scrip   Distribution4   Net Per Share/Unit
                            --------------   -------------   ------------------
Preferred Stock                 1,000,000     $2,422,222        $2.42
Scrip5                            270,220        199,330          .74
Common Stock6                       2,194              0           --

         The Board of Directors of Annie's considered alternatives to the proposed transaction but concluded that the proposed course of action is preferable to such alternatives. Although the Company's financial position and business prospects have been improving, the Board determined that the termination of the Stock Transfer Instructions and the cessation of the Company's public reporting status would enhance the company's prospects and value. Specifically, the Board considered continuation of the current capital structure. Such a continuation would result in continued expenses relating to status as a public company, and the Board believed that continuation of the current capital structure would also detrimentally affect potential transactions that could increase stockholder value. Continuation of the current capital structure would also permit the Stock Transfer Instructions, which benefit the holders of the Company's Common Stock purchased in the direct public offering, to expire in 2004.

         In reaching its decision with respect to this proposal, the Board of Directors considered certain detriments that will result from the reverse stock split proposal to holders of fewer than 2,000 shares of the Company's Common Stock. These detriments include:

----------------
1 Reflects the restrictions on distributions to Andrew Martin and Ann Withey contained in the Stock Transfer instructions. See "Background for the Reverse Stock Split Proposal - Stock Transfer Instructions."

2    Purchasers of Common Stock in the Company's 1995 direct public offering.

3 Andrew M. Martin and Ann Withey, holders of Common Stock, and signatories to the Stock Transfer Instructions.

4 Reflects the termination of the Stock Transfer Instructions per the May 23, 2001 no-action letter from the Commonwealth of Massachusetts. See "Background for the Reverse Stock Split Proposal - `No-Action' Letter Request."

5 The number of units of scrip differs from the number of shares held by stockholders who purchased Common Stock in the Company's direct public offering because the units of scrip will be issued to all stockholders with fewer than 2,000 shares of Common Stock, some of whom did not purchase their shares in the direct public offering.

6 Because the post-reverse stock split analysis assumes the termination of the Stock Transfer Instructions, the Founders' shares are included in "Common Stock," rather than being separately listed

     o        loss of voting rights and dividend rights; and

     o termination of such holders' right to review financial statements and other information as currently filed with the Securities and Exchange Commission in the form of quarterly and annual reports.

         In reaching its decision with respect to this proposal, the Board of Directors also considered certain detriments that result from the reverse stock split proposal to holders of Common Stock who remain Common Stockholders after the reverse stock split, such as subordination of the Common Stockholders' right to payment and distributions (when declared by the Board of Directors) under certain conditions to a new class of security, namely the scrip.

     FAIRNESS AND APPROVAL OF THE TRANSACTION.

         The Board of Directors believes the reverse stock split and issuance of scrip is substantively fair to the Company's stockholders for the reasons set forth above under "Factors and Alternatives Considered by the Board of Directors." The Board of Directors made a specific determination that the reverse stock split and issuance of scrip is fair to stockholders of the Company unaffiliated with Homegrown Natural Foods (including both those stockholders who will and who will not receive scrip as a result of the reverse stock split), given the illiquidity of the Company's Common Stock and the pending lapse of the Stock Transfer Instructions.

         The Board of Directors also believes the reverse stock split and issuance of scrip is procedurally fair to the Company's stockholders. The proposal has not been structured to require the separate approval of directors or security holders unaffiliated with Homegrown Natural Foods. Annie's did not appoint a special committee or obtain a fairness opinion, appraisal or other independent assessment of the fairness of the terms of the reverse stock split or the value of the scrip. Notwithstanding the lack of these procedural safeguards, the Board of Directors believes that it has acted in the best interests of the stockholders of the Company unaffiliated with Homegrown Natural Foods (including both those stockholders who will and who will not receive scrip as a result of the reverse stock split), and that the Board's fairness determination and approval of the transaction has been procedurally fair.

         The transaction was unanimously approved and deemed fair to the stockholders by the Board of Directors on June 5, 2001. All of the director nominees of Homegrown Natural Foods considered and approved the transaction except for Mr. Moone, who did not attend that meeting, and therefore did not vote.


         Neither Annie's nor Homegrown Natural Foods has received a report, opinion, or appraisal from any third party indicating the fairness of this transaction to holders of the Company's securities.

         Homegrown Natural Foods has adopted the fairness determination reached by the Board of Directors of Annie's as its own.

FINANCIAL INFORMATION WITH RESPECT TO ANNIE'S.

         The Company's financial statements and management's discussion and analysis and results of operations set forth in its

     o Form 10-KSB for the period ended March 31, 2001, and as filed with the Securities and Exchange Commission on June 30, 2001, and amended on July 13, 2001, January 10, 2002, and February 26, 2002;

     o Form 10-QSB for the period ended June 30, 2001, and as filed with the Securities and Exchange Commission on August 14, 2001; and

     o Form 10-QSB for the period ended September 30, 2001, and as filed with the Securities and Exchange Commission on November 14, 2001, and amended February 26, 2002.

are incorporated herein by reference. Stockholders should review such financial statements prior to voting on the proposal set forth in this Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND THE ISSUANCE OF SCRIP IN LIEU OF FRACTIONAL SHARES.

STOCKHOLDER PROPOSALS.

         It is contemplated that the next Annual Meeting of Stockholders will be held on or about December 15, 2002. To be eligible for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the next Annual Meeting, proposals must be addressed to the Secretary of Annie's and must be received at the Company's principal executive offices not later than October 15, 2002. In order to avoid controversy as to the date on which a proposal was received by Annie's, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

COSTS AND EXPENSES.

         The costs of printing and mailing proxies will be borne by Annie's. In addition to soliciting stockholders by mail through its regular employees, Annie's may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Annie's registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of Annie's may also be made of some stockholders following the original solicitation. Such officers and employees will receive no additional or special compensation for such activities.

                                             By Order of the Board of Directors




                                             John Foraker, Chairman of the Board

                           INCORPORATIONS BY REFERENCE

         The Company's financial statements and management's discussion and analysis and results of operations set forth in its

     o Form 10-KSB for the period ended March 31, 2001, and as filed with the Securities and Exchange Commission on June 30, 2001, and amended on July 13, 2001, January 10, 2002, and February 26, 2002;

     o Form 10-QSB for the period ended June 30, 2001, and as filed with the Securities and Exchange Commission on August 14, 2001; and

     o Form 10-QSB for the period ended September 30, 2001, and as filed with the Securities and Exchange Commission on November 14, 2001, and February 26, 2002

are incorporated herein by reference.

         Copies of each of these documents may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of these documents may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The Company will also make copies of these documents available upon written request to the Company's headquarters. The Company's headquarters are located at 395 Main Street, Wakefield, Massachusetts 01880.

                                                                     Exhibit 3.5

           CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

                             ANNIE'S HOMEGROWN, INC.

         Annie's Homegrown, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That, at a meeting of the stockholders of the Corporation, duly convened on [________], 2002, the following resolution proposing an amendment to the Certificate of Incorporation of said Corporation was duly adopted:

RESOLVED That Article Fourth of the Certificate of Incorporation, as amended to date, be further amended by striking the existing Article Fourth, and replacing it, in its entirety with the following:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, consisting of Ten Million (10,000,000) shares of Common Stock, $0.001 par value per share (the "Common Stock") and One Million (1,000,000) shares of Preferred Stock, par value $2.00 per share (the "Preferred Stock"), having the rights and preferences as set forth in a certain Certificate of Stock Designation, filed with the Secretary of State of the State of Delaware on November 30, 1999, as amended (the "Certificate of Designation").

Each 2,000 shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding as of the close of business on the date of filing of this Certificate of Amendment are hereby converted and reclassified into one share of the Corporation's Common Stock, par value $0.001 per share (the "Reverse Stock Split"), with the Corporation issuing fractional shares in the event that the Reverse Stock Split causes a holder of the Company's Common Stock to hold an amount of shares that is other than a whole number; PROVIDED, HOWEVER, that in the event that a holder of such Common Stock holds less than one share as a result of the Reverse Stock Split, such holder shall be issued, in lieu of fractional shares, units of Scrip equal to the number of pre-Reverse Stock Split Common Stock held by such holder, having the rights and preferences set forth below.

                         RIGHTS AND PREFERENCES OF SCRIP

1. VOTING RIGHTS. The Scrip shall have no voting rights with respect to any matter for which a vote of the company's stockholders may be held or is required.

2. DIVIDENDS. Subject to the provisions of Sections 4 and 5, below, the holders of Scrip shall have no right to dividends declared by the Board of Directors of the Corporation or paid by the Corporation, nor shall any amount be set aside for payment or distribution to the holders of Scrip in the event that such a declaration is paid or declared.

3. REDEMPTION. Holders of Scrip shall have no right to cause the Scrip to be redeemed by the Corporation or otherwise to cause the Corporation to repurchase such Scrip.

4. LIQUIDATION PREFERENCE. In preference to the holders of the Corporation's Common Stock and after payment of the Series A Liquidation Amount, as set forth in the Certificate of Designation, each Scrip holder shall be entitled to receive from the Corporation $6.00 per unit of

Scrip held by such holder, upon (I) the sale of all or substantially all of the assets of the Corporation (a "Sale of Assets"), (II) a merger or consolidation of the Corporation (a "Merger") pursuant to which the Common Stock of Corporation is converted into equity securities of a corporation other than one controlling, controlled by or under common control with the Corporation and which results in a Change of Control; (III) a sale of substantially all the outstanding shares of common stock of the Corporation by the holders of its voting securities which results in a Change of Control (an "Equity Sale"); or
(IV) liquidation or dissolution of the Corporation ("Liquidation"). (Sale of Assets, Merger, Equity Sale and Liquidation, are herein collectively referred to as "Corporate Transactions"). In the event that the consideration to be paid or issued to the holders of the Corporation's Common Stock in a Corporate Transaction consists of property other than cash or cash equivalents, then provision shall be made whereby the holders of Scrip shall be paid or issued such property until the holders of Scrip have received $6.00 per unit of Scrip (based on the fair market value of such property, as determined in good faith by the Corporation's Board of Directors) in preference to the holders of the Corporation's Common Stock. In the event the Corporation becomes the wholly-owned subsidiary of another corporation (the "Parent") (without involving a Corporate Transaction), the above definitions of Sale of Assets, Equity Sale, Merger and Liquidation shall apply to such Parent and any Corporate Transaction involving Parent shall trigger the liquidation preference described above and the right of conversion described in Section 5 below. For the purpose of this Certificate of Amendment, the term "Change of Control" shall mean a transaction or series of transactions in which the holders of the Corporation's voting securities immediately before the transaction or transactions hold less than a majority of the Corporation's (or the surviving entity's) voting securities after the transaction or transactions.

5. CONVERSION. In the event that (A) the Corporation engages in a Corporate Transaction which would result in a payment of more than $6.00 per unit of Scrip to the Scrip holders if the Scrip holders were instead holders of such number of shares of Common Stock equal to 1/2,000 of each such holder's units of Scrip (adjusted for stock splits, stock dividends, recapitalizations after the date of filing of this Certificate of Amendment with the Secretary of State of Delaware), or (B) if the Company, or its successors, engages in a public offering of securities registered under the Securities Act of 1933, as amended, then the Scrip shall automatically and without any action on the part of the Scrip holders be converted into shares of Common Stock at the rate of one share of Common Stock for every 2,000 units of Scrip, adjusted for stock dividends, splits, and recapitalizations with respect to the Common Stock after the date of filing of this Certificate of Amendment with the Secretary of State of Delaware."

         SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Annie's Homegrown, Inc. has caused this certificate to be signed by John Foraker, its Chairman, this [___] day of [______], 2002.



                                         ANNIE'S HOMEGROWN, INC.



                                         By:
                                            -----------------------------------
                                                  John Foraker, Chairman

                                 [COMPANY LOGO]

                         TO THE STOCKHOLDERS OF ANNIE'S:

                    ANNIE'S HOMEGROWN, INC. IS YOUR COMPANY!

AS STOCKHOLDERS OF ANNIE'S, YOU HAVE AN OPPORTUNITY TO VOTE ON ISSUES THAT AFFECT YOUR COMPANY. PLEASE RETURN YOUR PROXY CARD IN THE ADDRESSED STAMPED ENVELOPE AS SOON AS POSSIBLE WITH YOUR VOTE OR FOLLOW THE SIMPLE INSTRUCTIONS FOR VOTING BY TELEPHONE OR INTERNET. THANK YOU FOR SHARING IN THE FUTURE OF ANNIE'S.

                                   DETACH HERE
                          -----------------------------
                                      PROXY

                             ANNIE'S HOMEGROWN, INC.

                                 395 Main Street
                         Wakefield, Massachusetts 01880

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 March 29, 2002

THIS PROXY IS SOLICITED ON BEHALF OF ANNIE'S HOMEGROWN, INC.'S BOARD OF
DIRECTORS

The undersigned hereby appoints John Foraker and Paul Nardone, and each of them singly, true and lawful agents and proxies for the undersigned, with full power of attorney and power of substitution, to represent the undersigned and vote all shares of capital stock of any class that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") of Annie's Homegrown, Inc. (the "Company") to be held on March 29, 2002, at 10:00 a.m. (Boston time), at the offices of Kirkpatrick & Lockhart LLP, 75 State Street, Sixth Floor, Boston, Massachusetts 02109, or at any adjournment thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, each dated March 8, 2002, receipt of which is hereby acknowledged. No proposal will be entertained to adjourn the meeting until the three matters presented for approval have been voted on by the Stockholders.

          -----------------                          ----------------
          VOTE BY TELEPHONE                          VOTE BY INTERNET
          -----------------                          ----------------

It's fast, convenient, and immediate!      It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone       is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).
=======================================    =====================================
Follow these four easy steps:              Follow these four easy steps:

1. Read the accompanying Proxy             1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.       Statement/Prospectus and Proxy
                                              Card.

2. Call the toll-free number               2. Go to the Website
    1-877-PRX-VOTE (1-877-779-8683).          http://www.eproxyvote.com/eqsah

3. Enter your 14-digit Voter Control       3. Enter your 14-digit Voter Control
    Number located on your Proxy Card         Number located on your Proxy Card
    above your name.                          above your name.

4. Follow the recorded instructions.       4. Follow the instructions provided.
  =====================================    =====================================

         YOUR VOTE IS IMPORTANT!                  YOUR VOTE IS IMPORTANT!
       Call 1-877-PRX-VOTE anytime!        Go to http://www.eproxyvote.com/eqsah
                                           anytime!


    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                                   DETACH HERE

    Please mark
[X] votes as in
    this example.

1. To elect a Board of Directors for the ensuing year.

      NOMINEES: (01) John Foraker, (02) Ann E. Withey, (03) Paul B. Nardone,
      (04) Ronald L. Cheney, (05) Ellen Ambrose, (06) E. Michael Moone,


    FOR                     WITHHELD
    ALL                     FROM ALL
    NOMINEES [  ]           NOMINEES [  ]


    [  ] --------------------------------------
         For all nominees except as noted above


2. To ratify the selection of the firm of KPMG LLP as independent public accountants of the Company for the fiscal year ending March 31, 2002.

    FOR        AGAINST        ABSTAIN
    [  ]        [  ]           [  ]

3. To approve an amendment to the Certificate of Incorporation, as amended, of Annie's Homegrown, Inc., which shall effect a 1 for 2,000 reverse stock split of Annie's Homegrown, Inc. Common Stock, par value $0.001, and cause the issuance of scrip to holders that, as a result of that stock split, would hold less than one share of Common Stock, all as set forth on the Certificate of Amendment to the Certificate of Incorporation attached as an exhibit to the Proxy Statement, dated March 8, 2002.

    FOR        AGAINST        ABSTAIN
    [  ]        [  ]           [  ]


MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [  ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [  ]


IMPORTANT: Please date this Proxy and sign exactly as your name(s) appear(s) hereon. If stock is held jointly, each owner should sign. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give your full title as such.


Signature:_______________  Date:_______  Signature:_______________  Date:_______